Exhibit 10.26

CONTRIBUTION AGREEMENT

THIS AGREEMENT, made and entered into as of this 25th day of February, 2002, by and among:

VAXGEN, INC., a corporation duly organized and existing under the laws of the State of Delaware and having its head office at 1000 Marina Boulevard, Brisbane, California, U.S.A. (“VaxGen”);

NEXOL BIOTECH CO., LTD., a company duly organized and existing under the laws of the Republic of Korea and having its registered office at Samwhan Camus Bldg., Suite 300, 17-3, Yoido-dong, Youngdeungpo-ku, Seoul, Korea (“Nexol”);

NEXOL CO., LTD., a company duly organized and existing under the laws of the Republic of Korea and having its registered office at Samwhan Camus Bldg., Suite 300, 17-3, Yoido-dong, Youngdeungpo-ku , Seoul, Korea (“Nexol Co”);

KOREA TOBACCO & GINSENG CORPORATION, a company organized and existing under the laws of the Republic of Korea and having its registered office at 100, Pyungchon-dong, Daeduk-gu, Daejon, Republic of Korea (“KT&G”); and

J. STEPHEN & COMPANY VENTURES LTD., a company duly organized and existing under the laws of the Republic of Korea and having its registered office at 23rd Floor, City Air Tower, Samsung- Dong, Kangnam-ku, Seoul, Korea (“JS”).

(VaxGen, Nexol, Nexol Co, KT&G and JS shall individually be referred to as a “Party” and collectively as the “Parties”.)

WITNESSETH:

WHEREAS, VaxGen, Nexol, Nexol Co, KT&G and JS executed a Joint Venture Agreement on February 25, 2002, (“JVA”) for the establishment, ownership and operation of Celltrion, Inc., a corporation to be organized under the laws of the Republic of Korea (“JVC”), which will construct and operate manufacturing facilities for the production of pharmaceutical products including, without limitation, AIDSVAX, an HIV vaccine using certain technology licensed to VaxGen from Genentech, Inc.;

WHEREAS, pursuant to Article 4.2(a)(i) and Article 7 of the JVA, VaxGen is required to make an in-kind contribution to the JVC, as a part of the capitalization of the JVC, of the license and sub-license of certain cell culture technology used for the manufacture of a number of pharmaceutical products including, without limitation, AIDSVAX, as more fully defined in Article 1.8 of the JVA (the license and sub-license to be contributed to the JVC shall be referred to as the “Technology”).

NOW, THEREFORE, intending to be bound, the parties hereto agree as follows:

Article 1.     In-Kind Contribution

VaxGen hereby agrees to invest the Technology in the JVC by means of an in-kind contribution in return for 7,800,000 common shares in the JVC at the price of 5,000 Won per share.

Article 2.     Value of the Technology

The Parties agree that for the purpose of VaxGen’s in-kind contribution, the value of the Technology shall be 39,000,000,000 Korean Won, which is equivalent to approximately US$30,000,000; provided, however, that this value shall be supported by an appraisal report made by an appraiser acceptable to all the Parties, and shall be recognized by the relevant court pursuant to the court appraisal procedures under the Korean Commercial Code. In this regard, the Parties agree to retain the Korea Technology Transfer Center (“KTTC”), a technology appraisal firm licensed by the Korean government, to evaluate the Technology and hereby acknowledge that no Party has any objection to the appraised value of the Technology as contained in the KTTC’s appraisal report of November 27, 2001. In the event that the value of the Technology as appraised by the KTTC is not recognized by the court as having the corresponding value of 7,800,000 common shares to be issued by the JVC, the Parties shall discuss as to how to handle such difference.

Article 3.     Terms and Conditions of the Use of Technology

The terms and conditions of the use of the Technology by the JVC shall be as provided in the License Agreement and Sub-License Agreement between VaxGen and the JVC as defined in Article 3.1 of the JVA.

Article 4.     VaxGen’s Representations and Warranties

(1)	VaxGen represents and warrants that it has the right to grant the JVC the right to use the Technology in accordance with the terms and conditions of the License Agreement and Sub-License Agreement.

(2)	VaxGen represents and warrants that upon the execution of this Agreement, the JVA, the License Agreement, and the Sub-License Agreement, VaxGen will not grant any rights with respect to the Technology to any third party in a way that is inconsistent with the relevant provisions of the JVA.

-2-

(3)	VaxGen represents and warrants that to the knowledge of any of VaxGen’s shareholders, directors or officers there are no pending or threatened lawsuits, arbitration or administrative actions relating to the Technology or other matters affecting materially and adversely the use or value thereof.

Article 5.     Governing Law and Dispute Resolution

     This Agreement shall be governed by the laws of the Republic of Korea. Any dispute or controversy arising from this Agreement shall be subject to the dispute resolution procedures provided for in Article 13 of the JVA.

Article 6.     General

(1)	This Agreement contains the entire understanding among the parties hereto with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matters covered herein.

(2)	No changes, alterations or modifications hereto shall be effective unless made in writing and signed by all the parties.

(3)	This Agreement is written in the English language and executed in five (5) copies, each of which shall be deemed an original. The English text of this Agreement shall prevail over any translation hereof.

-3-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in five copies by their duly authorized representatives as of the date first written above and each party shall keep one copy, respectively.

VAXGEN, INC. By: —————————————— Name: Dr. Lance Gordon Title: Chief Executive Officer	KOREA TOBACCO & GINSENG CORPORATION By: —————————————— Name: Mr. Joo-Young Kwak Title: President & CEO

NEXOL CO., LTD. By: —————————————— Name: Mr. Jung-Jin Seo Title: Representative Director	NEXOL BIOTECH CO., LTD. By: —————————————— Name: Mr. Jung-Jin Seo Title: Representative Director

J. STEPHEN & COMPANY VENTURES LTD. By: —————————————— Name: Mr. Seung-Yong Yeum Title: Managing Director

-4-